SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 4, 2011

United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(Address of Principal Executive Offices)

(304) 424-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On December 22, 2010, United recovered funds from its insurance carrier in the amount of $15.0 million related to claims it made under its insurance policies for losses United incurred as a result of fraudulent loans previously charged-off in 2009. The $15.0 million of proceeds will be recorded as a recovery within United’s allowance for loan losses which will be reviewed for adequacy in its normal course at quarter-end.

In addition, approximately $309.7 million of Federal Home Loan Bank (“FHLB”) advances matured in December along with an interest rate swap associated with one of these advances. United used available excess cash to repay these advances. At the time of maturity, the $309.7 million of FHLB advances and the associated interest rate swap had an effective cost of 3.83%.

Other items that will likely impact the results for the fourth quarter of 2010 include other-than-temporary impairment (“OTTI”) on certain investment securities which will be determined at quarter-end during United’s normal OTTI analysis, merger-related expenses for the recently announced agreement to acquire Centra Financial Holdings, Inc., and losses on other real estate owned (“OREO”) properties due to a decline in their fair values. The decline in the fair values of OREO properties was due to lower sales proceeds as well as some decline in appraised values due to lower comparable sales and offers.

Based on its analysis of the combined effect of the events described above, United expects to report earnings per share for the fourth quarter of 2010 in excess of $0.40 per diluted share. In the third quarter of 2010, United reported earnings of $0.40 per diluted share.

Forward-Looking Statements

This Form 8-K contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.
Date: January 4, 2011
	By:	/S/ STEVEN E. WILSON
Steven E. Wilson, Executive Vice President, Treasurer, Secretary and Chief Financial Officer